SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) November 6, 2003

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. employer Identification Number

1-08788	SIERRA PACIFIC RESOURCES	88-0198358
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

2-28348	NEVADA POWER COMPANY	88-0420104
6226 West Sahara Avenue
Las Vegas, Nevada 89146
(702) 367-5000

0-00508	SIERRA PACIFIC POWER COMPANY	88-0044418
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

None

(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events

     On November 6, 2003, the federal Bankruptcy Court Judge overseeing the bankruptcy case of Enron Power Marketing, Inc. (“EPMI”) rendered a decision on the motion by Nevada Power Company (“NPC”) and Sierra Pacific Power Company (“SPPC”) to stay the execution of EPMI’s judgment against NPC and SPPC for approximately $235 million and $102 million, respectively, for liquidated damages and pre-Judgment interest for power supply contracts terminated by EPMI in May 2002 (the “Judgment”).

     The Bankruptcy Court Judge’s ruling stays the execution of the Judgment, which stay will be secured by the posting into escrow by NPC and SPPC of $235 million and $103 million, respectively, of General and Refunding Mortgage Bonds plus approximately $280,000 in cash for pre-Judgment interest. NPC and SPPC have sufficient regulatory authority from the Public Utilities Commission of Nevada to comply with the Bankruptcy Court Judge’s ruling. Additionally, NPC and SPPC will pay a total of $35 million in cash on a pro rata basis into the escrow account, which will lower the principal amount of General and Refunding Mortgage Bonds held in escrow by a like amount, 90 days after the date of the final stay order. The Bankruptcy Court Judge added that conditions related to the order will be reviewed by the Court approximately two weeks after the payment of the $35 million in cash collateral.

     Sierra Pacific Resources (the parent of NPC and SPPC) issued a press release announcing the decision of the Bankruptcy Court Judge. A copy of the press release, dated November 6, 2003 is attached as Exhibit 99.1 hereto.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not required

(b)	Pro forma financial information

Not required

(c)	Exhibits

99.1 – Press Release dated November 6, 2003

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)

Date: November 7, 2003	By:	/s/ John E. Brown John E. Brown Vice President and Controller

Nevada Power Company (Registrant)

Date: November 7, 2003	By:	/s/ John E. Brown John E. Brown Vice President and Controller

Sierra Pacific Power Company (Registrant)

Date: November 7, 2003	By:	/s/ John E. Brown John E. Brown Vice President and Controller

Exhibit Index

Exhibit 99.1 - Press Release issued November 6, 2003.